FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS
MINNEAPOLIS — May 8, 2008 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the second quarter of fiscal 2008, ended March 31, 2008.
Revenues for second quarter fiscal 2008 increased 10.4 percent to $23.7 million, compared with $21.4 million in the prior year quarter. License revenue was 17.0% of total revenues in the current quarter, compared with 13.4% in second quarter fiscal 2007. Maintenance revenue was 57.1% of total revenues in the current quarter, compared with 62.9% of revenues in second quarter fiscal 2007.
SoftBrands reported an operating loss of $0.8 million in the second quarter of fiscal 2008, compared with an operating loss of $1.8 million in the fiscal 2007 quarter. The company reported a net loss available to common shareholders of $0.4 million, or a loss of $(0.01) per diluted share, compared with a net loss available to common shareholders of $3.3 million, or $(0.08) per diluted share, for second quarter fiscal 2007.
“We are pleased with our sales performance in the second quarter. We signed several large transactions in our hospitality business, including contracts with what will be the largest customer in our company’s history, Red Roof Inns,” said Randy Tofteland, SoftBrands’ president and chief executive officer. “While our manufacturing business was slightly below its revenue plan for the quarter, we made progress with our SAP large enterprise strategy and we expect improved performance in manufacturing in the second half of the year based on the transactions we have closed since the end of the second quarter and the current pipeline of opportunities.”

SoftBrands today updated its prior guidance for fiscal 2008 of GAAP revenue in the range of $100 million to $105 million; operating income of 4% to 7% of revenues; net income to common shareholders of (1)% to 2% of revenues; and diluted earnings per share of $(0.02) to $0.04.
Highlights of the second quarter and other recent developments include:
— SoftBrands announced it has entered into a multi-phase project with Red Roof Inns, Inc. to supply a full suite of hospitality technology products and services to the U.S.-based hotel brand. Red Roof Inns, headquartered in Columbus Ohio, has nearly 350 properties and is known for value, consistency and excellent service.
— SoftBrands and SAP have extended their partnership to include a common strategy for small sites of large enterprises, pursuing the sale of SAP-centric solutions at the plant level for large enterprises that run SAP solutions. SoftBrands is one of the first partners to work with SAP on a joint market approach and strategy for this market segment.
— SoftBrands signed an agreement with De Vere Venues in the United Kingdom to provide its Epitome and Core solutions. The contract represents the first significant group business in the U.K. for the Epitome and Core products. The contract is expected to generate approximately $2 million in license and service revenues over the next year.
In the company’s manufacturing business, second quarter fiscal 2008 revenues were $11.9 million, compared with $12.1 million in second quarter fiscal 2007. Second quarter fiscal 2008 operating income in manufacturing was $1.7 million, compared with $0.8 million in the prior year’s quarter.
“We are confident about our SAP strategy and its potential to deliver significant license revenue. The outlook for this business is strong given a new partnership we have with SAP that includes shared performance goals and commitments by both parties,” said Tofteland.
In the company’s hospitality business, second quarter fiscal 2008 revenues were $11.7 million, compared with $9.3 million in the prior year’s quarter. In second quarter fiscal 2008 SoftBrands’ hospitality business posted an operating loss of $2.5 million, compared with an operating loss of $2.6 million in the prior year’s quarter.
“In our hospitality business we are increasing spending on research and development above our original plan to improve the scalability and stability of our products for larger, more complex customers. This investment affected our profitability in the current quarter, and will also have an affect in the last two quarters of fiscal 2008, but will help our future growth in the hotel group segment,” said Tofteland.
From a geographic perspective, 62% of revenues were generated in the Americas in the quarter; 24% in the EMEA region; and 14% in the Asia Pacific region. This compares to a respective mix of 60%, 26% and 14% in the prior year’s quarter.

Six Month Results
SoftBrands revenues for the first half of fiscal 2008 were $45.9 million, compared with $46.4 million in the fiscal 2007 period. SoftBrands reported an operating loss of $2.0 million for the first six months of fiscal 2008, compared with an operating loss of $0.4 million for the first half of fiscal 2007. The company reported a net loss available to common shareholders in the fiscal 2008 period of $1.3 million, or a loss of $0.03 per diluted share, compared with a loss of $3.3 million, or a loss of $0.08 per diluted share in the fiscal 2007 period.
Cash and Liquidity
As of March 31, 2008, SoftBrands had $9.4 million in cash and cash equivalents, a decrease from $9.9 million at the end of the previous quarter. SoftBrands’ total current assets, which includes accounts receivable, increased to $39.0 million from $31.9 million at the end of the previous quarter. Deferred revenue was $29.9 million at the end of the second quarter, an increase from $21.4 million at Dec. 31, 2007. SoftBrands said the significant increase in accounts receivable is primarily the result of large transactions near the end of the quarter and slower payment by certain hospitality customers. The increase in deferred revenues was the result of adding large customers at the end of the quarter, which will be accounted for under the contract method of accounting, and also the result of a large portion of maintenance renewals occurring in the first part of the calendar year.
Conference Call
SoftBrands will hold its second quarter earnings conference call at 5:00 pm Eastern Time today, May 8, 2008. Interested parties may listen to the call by dialing 800-573-4754 or international 617-224-4325 (passcode: 18819470). A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through May 15, 2008. The replay number is 888-286-8010 and international 617-801-6888 (passcode:52855458). The webcast will be archived on SoftBrands’ website for approximately one year.

Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to continue to satisfy covenants with our lender;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•	Our ability to successfully upgrade our financial systems
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	March 31,	September 30,
(In thousands, except share and per share data)	2008	2007
	(Unaudited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,400	$8,682
Accounts receivable, net	22,814	15,683
Prepaid expenses and other current assets	6,829	4,474

Total current assets	39,043	28,839
Furniture, fixtures and equipment, net	2,292	2,602
Goodwill	37,211	37,271
Intangible assets, net	5,933	7,433
Other long-term assets	523	439

Total assets	$85,002	$76,584

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,463	$3,510
Revolving loan	3,001	1,585
Accounts payable	4,354	4,554
Accrued expenses	8,407	8,329
Accrued restructuring costs	283	423
Deferred revenue	29,850	21,015
Other current liabilities	2,540	2,354

Total current liabilities	51,898	41,770
Long-term obligations	14,369	16,082
Other long-term liabilities	730	832

Total liabilities	66,997	58,684

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends of $364 and $368, respectively	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends of $121 and $123, respectively	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,875,478 and 41,391,043 shares issued and outstanding, respectively	419	414
Additional paid-in capital	174,414	174,009
Accumulated other comprehensive loss	(828)	(811)
Accumulated deficit	(184,119)	(183,831)

Total stockholders’ equity	18,005	17,900

Total liabilities and stockholders’ equity	$85,002	$76,584

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$4,012	$2,871	$7,009	$8,333
Maintenance and support	13,513	13,481	27,077	27,239
Professional services	4,691	4,407	9,617	9,345
Third-party software and hardware	1,439	666	2,201	1,503

Total revenues	23,655	21,425	45,904	46,420

Cost of revenues:
Software licenses	590	222	1,178	1,229
Maintenance and support	4,151	4,193	8,156	8,099
Professional services	3,902	4,294	8,015	8,633
Third-party software and hardware	1,185	563	1,917	1,141

Total cost of revenues	9,828	9,272	19,266	19,102

Gross profit	13,827	12,153	26,638	27,318

Operating expenses:
Selling and marketing	4,968	4,763	9,920	9,975
Research and product development	4,086	3,853	7,845	7,175
General and administrative	5,571	5,330	10,881	10,519
Restructuring related charges	—	—	25	—

Total operating expenses	14,625	13,946	28,671	27,669

Operating loss	(798)	(1,793)	(2,033)	(351)

Interest expense	(496)	(472)	(988)	(944)
Other income, net	153	(89)	510	(40)

Loss before provision for (benefit from) income taxes	(1,141)	(2,354)	(2,511)	(1,335)

Provision for (benefit from) income taxes	(1,186)	457	(2,223)	973

Net income (loss)	45	(2,811)	(288)	(2,308)

Preferred stock dividends	(485)	(491)	(976)	(982)

Net loss available to common shareholders	$(440)	$(3,302)	$(1,264)	$(3,290)

Basic and diluted loss per common share	$(0.01)	$(0.08)	$(0.03)	$(0.08)

Weighted-average common shares outstanding:
Basic and diluted	41,827	41,192	41,623	41,121

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended March 31,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$11,916	$1,699	$12,119	$770	-1.7%	120.6%
Hospitality	11,739	(2,497)	9,306	(2,563)	26.1%	-2.6%

Total	$23,655	$(798)	$21,425	$(1,793)	10.4%	-55.5%

	Six Months Ended March 31,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$24,476	$3,998	$24,840	$1,991	-1.5%	100.8%
Hospitality	21,428	(6,031)	21,580	(2,342)	-0.7%	157.5%

Total	$45,904	$(2,033)	$46,420	$(351)	-1.1%	479.2%

Revenues by Segment and Type

	Three Months Ended March 31,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,204	$2,808	$4,012	$1,233	$1,638	$2,871
Maintenance and support	7,817	5,696	13,513	7,884	5,597	13,481
Professional services	2,751	1,940	4,691	2,815	1,592	4,407
Third-party software and hardware	144	1,295	1,439	187	479	666

Total	$11,916	$11,739	$23,655	$12,119	$9,306	$21,425

	Six Months Ended March 31,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Software licenses	$2,731	$4,278	$7,009	$2,682	$5,651	$8,333
Maintenance and support	15,913	11,164	27,077	15,957	11,282	27,239
Professional services	5,573	4,044	9,617	5,806	3,539	9,345
Third-party software and hardware	259	1,942	2,201	395	1,108	1,503

Total	$24,476	$21,428	$45,904	$24,840	$21,580	$46,420

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Geography

	Three Months Ended March 31,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,077	$7,458	$14,535	$7,200	$5,685	$12,885
Europe, Middle East and Africa	3,312	2,390	5,702	3,421	2,219	5,640
Asia Pacific	1,527	1,891	3,418	1,498	1,402	2,900

Total	$11,916	$11,739	$23,655	$12,119	$9,306	$21,425

	Six Months Ended March 31,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$14,671	$13,236	$27,907	$14,392	$13,995	$28,387
Europe, Middle East and Africa	6,661	4,334	10,995	7,115	4,610	11,725
Asia Pacific	3,144	3,858	7,002	3,333	2,975	6,308

Total	$24,476	$21,428	$45,904	$24,840	$21,580	$46,420